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                                                                    EXHIBIT (b)1


                  (DAVID L. BABSON & COMPANY INC. LETTERHEAD)



Mr. Loren Schlachet                                               April 23, 2003
The Riverside Company
455 Market Street, Suite 1520
San Francisco, CA 94105

Re: The Dwyer Group, Inc.

Dear Loren:

Massachusetts Mutual Life Insurance Company ("MassMutual") is pleased to make the following proposal in support of The Riverside Capital Appreciation Fund 2000's ("Riverside) acquisition of The Dwyer Group, Inc. ("Dwyer" or the "Company"). MassMutual agrees to purchase $8,750,000 principal amount of Subordinated Notes with detachable Warrants (the "Warrants") at par and $1,250,000 of LLC Units or equivalent (the "Units"). The Notes, Warrants, and Units collectively are the "Securities." A portion or portions of such Securities may be purchased by one or more of our subsidiaries or by one or more investment companies for which we serve as investment adviser.

We are attaching a summary term sheet setting forth a description of the principal terms of this transaction. Our commitment to purchase the Securities is subject to the satisfactory completion of due diligence by Riverside and by us and the approval of the transaction by our Internal Approval Committee. The commitment is further subject to the execution and delivery of appropriate documentation in form and substance acceptable to the Company, Riverside and to us setting forth the terms described in the attached term sheet and others customary in transactions of this nature and is made in reliance on, and remains subject to, our understanding that there has been no material adverse change or condition affecting the business of the Company which has not been disclosed to us in writing.

As is also customary in transactions of this type, The Riverside Company (as general partner of Riverside) agrees to pay all reasonable out-of-pocket expenses incurred in connection with this transaction, including legal expenses, whether or not this transaction is consummated.


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The Dwyer Group, Inc.
April 23, 2003
Page 2


The offer of the commitment contained in this letter shall automatically expire, without notice, on May 2, 2003 if we have not received the enclosed copy of this letter duly executed by The Riverside Company on or prior to such date.

Upon receipt by the undersigned of an executed counterpart of this commitment letter, our agreement to purchase from the Company, and the Company's agreement to issue and deliver to us, the Notes, Warrants, and Units shall become a binding agreement between us subject to the conditions set forth herein. Our commitment to purchase the Securities will expire on September 30, 2003 unless extended in writing by us.

This commitment letter shall be governed by Massachusetts law, without regard to Massachusetts choice of law principles.



                                     MASSACHUSETTS MUTUAL LIFE
                                     INSURANCE COMPANY
                                     By: David L. Babson and Company
                                         Incorporated, Its Investment Adviser

                                     By: /s/ CHRISTOPHER P. DOWD
                                         ----------------------------------
                                             Christopher P. Dowd
                                             Managing Director

APPROVED AND AGREED
RIVERSIDE CAPITAL APPRECIATION FUND 2000, L.P.
By: THE RIVERSIDE COMPANY, As General Partner

By:   /s/ LOREN SCHLACHET
      ----------------------------------

Its:         VP
      -----------------------------
      (Title of Authorized Officer)

Date:     4/24/03
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